Exhibit (a)(6)

Contact:

The Proxy Advisory Group, LLC

(888) 337-7699 (888-33PROXY)

MathStar Board of Directors Responds to Revised Tender Offer from Tiberius Capital II, LLC

Board Continues Its Recommendation That Stockholders Not Tender Their Shares to Tiberius Capital II, LLC

HILLSBORO, Ore., July 2, 2009 — MathStar, Inc. (MATH.PK) today announced that its Board of Directors continues to recommend that MathStar stockholders reject the $1.15 per share cash tender offer from Tiberius Capital II, LLC (Tiberius).  On July 1, 2009, Tiberius issued a press release and filed with the Securities and Exchange Commission an amended Tender Offer Statement announcing that it was revising its tender offer to purchase shares of MathStar, Inc. for $1.15 per share by extending the tender offer term until July 15, 2009 and by increasing the tender offer to include all of the outstanding shares of MathStar, Inc.

The MathStar Board of Directors continues to recommend AGAINST shareholders tendering their MathStar shares to Tiberius.

The Board’s reasons for recommending that you reject the Tiberius tender offer are explained in more detail in MathStar’s Solicitation/Recommendation Statement on Schedule 14D-9, as amended (MathStar Statement) filed with the Securities and Exchange Commission (SEC).  You may review and obtain copies of the MathStar Statement and all amendments thereto free of charge at the SEC’s website at http://www.sec.gov.  You may also obtain copies of the MathStar Statement at http://www.mathstar.com or by contacting calling MathStar’s information agent, The Proxy Advisory Group, LLC, at (888) 337-7699 (888-33PROXY) and requesting a copy.

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009 under the heading “Item 1A. Risk Factors” and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.  MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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